Exhibit 8.1

Subsidiaries of the Registrant

	Jurisdiction of	2023 Company
Subsidiaries of Registrant	Incorporation	voting rights
		(%)
Aptuit Global LLC, Princeton, US	Delaware	100.00
Aptuit (Verona) SRL, Verona, Italy	Italy	100.00
Aptuit (Oxford) Ltd., Abingdon, UK	England	100.00
Aptuit (Potters Bar) Ltd., Abingdon, UK	England	100.00
Cyprotex Discovery Ltd., Manchester, UK	England	100.00
Cyprotex Ltd., Manchester, UK	England	100.00
Cyprotex US, LLC., Framingham, US	Delaware	100.00
Evotec Asia Pte. Ltd., Singapore	Singapore	100.00
Evotec (France) SAS, Toulouse, France	France	100.00
Evotec ID (Lyon) SAS, Lyon, France	France	100.00
Evotec DS Germany GmbH, Halle, Germany	Germany	100.00
Evotec (Hamburg) GmbH, Hamburg, Germany	Germany	100.00
Evotec GT GmbH, Orth, Austria	Austria	100.00
Evotec (India) Private Ltd., Thane, India*	India	100.00
Evotec International GmbH, Hamburg, Germany	Germany	100.00
Evotec (Modena) Srl, Medolla, Italy	Italy	100.00
Evotec (München) GmbH, München, Germany	Germany	100.00
Evotec (UK) Ltd., Abingdon, UK	England	100.00
Evotec (US) Inc., Princeton, NJ, US	Delaware	100.00
Just-Evotec Biologics, Inc., Seattle, US	Delaware	100.00
Just-Evotec Biologics EU, Toulouse, France	France	100.00
NephThera GmbH, Hamburg, Germany	Germany	100.00

*	In voluntary liquidation.